Exhibit 99.1

diaDexus, Inc. Announces Exclusive U.S. Licensing Deal with Thermo Fisher

Scientific to Advance Risk Prediction in Heart Failure

— Company expands cardiovascular pipeline and aims to address large unmet need for prognosis and risk stratification in patients with heart failure —

SOUTH SAN FRANCISCO, Calif.—(March 5, 2014) — diaDexus, Inc. (OTCQB:DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced an exclusive licensing and supply agreement with Thermo Fisher Scientific Inc., the world leader in serving science with $17 billion in revenues, that will provide diaDexus with the ability to develop and commercialize three independent biomarkers (MR-proADM (midregional pro adrenomedullin), MR-proANP (midregional pro atrial natriuretic peptide), and CT-proET1 (C-terminal pro endothelin-1)) to aid in risk prediction and prognosis for heart failure.

“This licensing agreement significantly expands our pipeline of cardiovascular tests and allows us to utilize the market channel infrastructure we have built for our PLAC® tests by providing our cardiovascular specialty laboratory partners and their physician customers the opportunity to address additional hidden risks for cardiovascular disease,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “Primary care physicians have told us that they need additional tools to better deliver individualized care to their patients emphasizing the need to identify patients at risk for heart failure years before they may begin to suffer from significant disease. To address this need, we plan to develop three individual diagnostic tests, one per biomarker, which will address different stages of heart failure from prediction, diagnosis and survival. We estimate that the addressable U.S. market for these tests is similar to that of our PLAC test.”

Under the terms of the agreement, diaDexus will have exclusive rights to develop and commercialize diagnostic clinical laboratory tests based on these biomarkers in the United States. diaDexus plans to conduct the necessary clinical studies needed to allow for regulatory submission and potential U.S. Food and Drug Administration (FDA) clearance for these tests in the future.

“There is a large unmet clinical need for biomarkers that can identify patients along the spectrum of heart failure progression from disease risk in apparently healthy individuals, to symptomatic heart failure,” said Alan Maisel, MD, professor of Medicine at the University of California, San Diego. “Improved tools for the diagnosis and management of heart failure reduce the risk of administering unnecessary and potentially harmful therapies, and allows for individualization of treatment programs in a disease which is very diverse with respect to diagnosis and disease progression.”

About MR-proADM, MR-proANP, and CT-proET1

All three biomarkers, MR-proADM, MR-proANP, and CT-proET1 measure inactive stable precursors of their respective peptide hormones. Adrenomedullin (ADM) is a hemodynamically active vasodilatory hormone. Its precursor, MR-proADM, is elevated in chronic heart failure and could potentially be used for disease prognosis. Atrial Natriuretic Peptide (ANP) is a diuretic, natriuretic and vasodilatory peptide hormone produced in the upper chambers (atria) of the heart. MR-proANP could potentially be used for disease prognosis. Endothelin-1 is a potent vasoconstrictor produced by vascular endothelial cells. CT-proET1 is potentially useful for identification of patients at risk of heart failure readmissions.

About Heart Failure

According to the 2012 ACCF/AHA Guidelines, there are more than 60 million people classified as Stage A heart failure. These individuals are without structural evidence of heart disease but are at a higher risk of developing heart failure because of hypertension, diabetes or other co-morbidities. In addition, there are approximately 16 million people with evidence of structural heart disease and are classified as Stage B or Stage C heart failure in the 2012 Guidelines. These patients are at risk for progression to more severe heart failure (Stage D) and are candidates for more aggressive management of their underlying disease.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations and assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include whether diaDexus will be able to successfully develop and commercialize tests to measure MR-proADM, MR-proANP, CT-proET1 for clinical evaluations, the timing of when the development efforts may be completed, whether the Food and Drug Administration will clear any or all of these commercial tests, if at all, whether Thermo Fisher Scientific can meet the supply requirements of diaDexus and whether these tests will be ordered by physicians and reimbursed by public or private payers. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

diaDexus, Inc.

Brian E. Ward, Ph.D., 650-246-6400

CEO

Jean-Frédéric Viret, Ph.D., 650-246-6400

CFO

investors@diadexus.com

or

Media / Investor Relations:

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com

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